Prospectus Supplement Filed Pursuant to Rule 424(b)(3)

Registration No. 333-193577

PROSPECTUS SUPPLEMENT NO. 1

DATED MAY 6, 2014

(To Prospectus Declared Effective on February 28, 2014

and Dated March 21, 2014)

OXBRIDGE RE HOLDINGS LIMITED

Maximum of 4,884,650 Units

Minimum of 1,700,000 Units

Each Unit Consisting of One Ordinary Share and One Warrant

This Prospectus Supplement No. 1 supplements information contained in, and should be read in conjunction with, that certain Prospectus, dated March 21, 2014, of Oxbridge Re Holdings Limited, as supplemented by that certain Prospectus Supplement No. 1, dated May 6, 2014 (“Supplement No. 1”), relating to the offer and sale by us of up to 4,884,650 units, each unit consisting of one ordinary share and one warrant. This Prospectus Supplement No. 1 is not complete without, and may not be delivered or used except in connection with, the original Prospectus and Supplement No. 1.

This Prospectus Supplement No. 1 includes the following document, as filed by us with the Securities and Exchange Commission:

•	The attached Current Report on Form 8-K of Oxbridge Re Holdings Limited, as filed with the Securities and Exchange Commission on May 6, 2014.

Our units have begun trading on The NASDAQ Capital Market under the symbol “OXBRU.”

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities or determined if this Prospectus Supplement No. 1 (or the original Prospectus or Supplement No. 1) is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement No. 1 is May 6, 2014.

4832-5547-18981

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 6, 2014

OXBRIDGE RE HOLDINGS LIMITED

(Exact Name of Registrant as Specified in Charter)

Cayman Islands	001-36346	Not Applicable
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Harbour Place, Ground Floor 103 South Church Street, P.O. Box 469 Grand Cayman, Cayman Islands	KY1-9006
(Address of Principal Executive Office)	(Zip Code)

Registrant’s telephone number, including area code: (345) 749-7570

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01 Notice of Delisting.

On May 6, 2014, pursuant to prior authorization by our Board of Directors, we approved the mandatory separation of the ordinary shares and the warrants to purchase ordinary shares underlying our units which currently trade on The NASDAQ Capital Market. In connection with the mandatory separation, we have provided notice to The NASDAQ Stock Market LLC of our intention to withdraw the listing of our units from the NASDAQ Global Market.

We requested that the ordinary shares and warrants begin trading separately on The NASDAQ Capital Market under the ticker symbols “OXBR” and “OXBRW,” respectively, on or about May 9, 2014. The units will continue to trade on the NASDAQ Global Market under the ticker symbol “OXBRU” until the close of the market immediately preceding that date.

Item 7.01 Regulation FD Disclosure.

On May 6, 2014, the Company issued a press release announcing the anticipated commencement of the separate trading of its ordinary shares and warrants on The NASDAQ Capital Market. The press release is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

The information in this item shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”), or otherwise subject to the liabilities of Section 18, nor shall it be deemed incorporated by reference in any of the Company’s filings under the Securities Act of 1933, as amended or the Exchange Act, except to the extent, if any, expressly set forth by specific reference in such filing.

Item 9.01 Financial Statements and Exhibits.

See the Exhibit Index set forth below for a list of exhibits included with this Form 8-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OXBRIDGE RE HOLDINGS LIMITED

/s/ Wrendon Timothy
Date: May 6, 2014	Wrendon Timothy
Financial Controller and Secretary
(Principal Accounting Officer and
Principal Financial Officer)

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release of Oxbridge Re Holdings Limited dated May 6, 2014

Exhibit 99.1

OXBRIDGE RE HOLDINGS LIMITED ANNOUNCES MANDATORY SEPARATION OF ORDINARY SHARES AND WARRANTS

GRAND CAYMAN, Cayman Islands, May 6, 2014 - Oxbridge Re Holdings Limited (NASDAQ:OXBRU), today announced the mandatory separation of the ordinary shares and warrants underlying its units, currently trading under the ticker symbol “OXBRU.”

The company said it expects its ordinary shares and warrants will begin separate trading on The NASDAQ Capital Market under the symbols “OXBR” and “OXBRW,” respectively, on or about May 9, 2014. According to the company, it notified NASDAQ today that the units will continue to trade on The NASDAQ Capital Market under their current ticker symbol, “OXBRU,” until immediately before underlying ordinary shares and warrants are separated and then will be delisted from The NASDAQ Capital Market.

About NASDAQ OMX Group

NASDAQ OMX (NASDAQ: NDAQ) is a leading provider of trading, exchange technology, information and public company services across six continents. Through its diverse portfolio of solutions, NASDAQ OMX enables customers to plan, optimize and execute their business vision with confidence, using proven technologies that provide transparency and insight for navigating today’s global capital markets. As the creator of the world’s first electronic stock market, its technology powers more than 80 marketplaces in 50 countries, and 1 in 10 of the world’s securities transactions. NASDAQ OMX is home to more than 3,200 listed companies with a market value of over $8 trillion and more than 10,000 corporate clients. To learn more, visit www.nasdaqomx.com.

About Oxbridge Re Holdings Limited

Oxbridge is a Cayman Islands exempted company that was organized in April 2013 to provide reinsurance business solutions primarily to property and casualty insurers in the Gulf Coast region of the United States. Through Oxbridge’s licensed reinsurance subsidiary, Oxbridge Reinsurance Limited, it writes fully collateralized policies to cover property losses from specified catastrophes. Oxbridge intends to specialize in underwriting medium frequency, high severity risks, where it believes sufficient data exists to analyze effectively the risk/return profile of reinsurance contracts. www.oxbridgere.com

Forward-Looking Statements

This press release may contain forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Words such as “anticipate,” “estimate,” “expect,” “intend,” “plan,” and “project” and other similar words and expressions are intended to signify forward-looking statements. Forward-looking statements are not guarantees of future results and conditions but rather are subject to various risks and uncertainties. Some of these risks and uncertainties are identified in the Company’s filings with the SEC. The occurrence of any of these risks and uncertainties could have a material adverse effect on the Company’s business, financial condition, and results of operations. Any forward-looking statements made in this press release speak only as of the date of this press release and, except as required by law, the Company undertakes no obligation to update any forward-looking statement contained in this press release, even if the Company’s expectations or any related events, conditions or circumstances change.

Company Contact:

Jay Madhu, Chief Executive Officer

Tel 345 749-7570

jmadhu@oxbridgere.com

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